UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Ares Acquisition Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 24, 2023

This supplement (the “Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Ares Acquisition Corporation (the “Company”) with the Securities and Exchange Commission on December 21, 2022 in connection with the Company’s extraordinary general meeting of shareholders (the “Extension Meeting”), to be held on January 24, 2023 at 9:30 a.m., Eastern Time.

The purpose of this Supplement is to correct an inadvertent error in the Proxy Statement regarding the language in the proposed amendment to the Company’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”) set forth on the Notice to Shareholders, page 30 and on Annex A to the Proxy Statement. The correction to the existing disclosure in the Proxy Statement is set forth below under the heading “Correction to the Proxy Statement” and the correction to the existing disclosure on Annex A to the Proxy Statement is set forth under the heading “Correction to Annex A to the Proxy Statement.” Other than this correction, the Proxy Statement remains unchanged, and this Supplement does not otherwise amend, supplement, or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Extension Meeting. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.

Correction to the Proxy Statement

The text of the proposed resolution related to Proposal No. 2 - The Redemption Limitation Amendment Proposal amending the Memorandum and Articles of Association is amended and restated in its entirety to read as follows (corrections are marked, with new text bold and underlined, and deleted text bold and stricken through):

Proposal No. 2 - The Redemption Limitation Amendment Proposal - RESOLVED, as a special resolution that:

a)	Article 49.2(b) be deleted in its entirety and be replaced with the following new Article 49.2(b):

“provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”

b)	the following final sentence of Article 49.5 of AAC’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety:

“The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).”

c)	the final sentence of Article 49.8 be deleted in its entirety. ~~and be replaced with the following new final sentence of Article 49.8~~:

~~“The Company shall not provide such redemption in this Article if it would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemption.”~~

d)	deleting the existing Article 49.4 in its entirety and the insertion of the following language in its place:

“[RESERVED]”

Correction to Annex A to the Proxy Statement

The text of the proposed Amendment to the Memorandum and Articles of Association is amended and restated in its entirety to read as follows (corrections are marked, with new text bold and underlined, and deleted text bold and stricken through):

PROPOSED AMENDMENT

TO THE

AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF ASSOCIATION

OF

ARES ACQUISITION CORPORATION

RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	deleting the existing first sentence of Article 49.7 in its entirety and the insertion of the following language in its place:

“In the event that the Company does not consummate a Business Combination by August 4, 2023, or such earlier date as the Members may approve in accordance with the Articles, the Company shall:”

(b)	deleting the existing Article 49.8(a) in its entirety and the insertion of the following language in its place:

“to modify the substance or timing of the Company’s obligation to: (i) allow redemptions of the Public Shares in connection with a Business Combination; or (ii) redeem 100 per cent of the Public Shares if the Company has not completed a Business Combination by August 4, 2023, or such earlier date as the Members may approve in accordance with the Articles; and/or”

(c)	deleting the existing Article 49.2(b) in its entirety and the insertion of the following language in its place:

“provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”

(d)	deleting the following existing final sentence of Article 49.5 in its entirety:

“The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).”

(e)	deleting the existing final sentence of Article 49.8 in its entirety. ~~and the insertion of the following language in its place~~:

~~“The Company shall not provide such redemption in this Article if it would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemption.”~~

(f)	deleting the existing Article 49.4 in its entirety and the insertion of the following language in its place:

“[RESERVED]”

4